Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-221694) and on Form S-3 (333-235303) of Cannae Holdings, Inc. of our report dated April 1, 2019, except for the change in composition of reportable segments and the change in classification of revenues by customer solution set discussed in Note 1 and Note 18 to the consolidated financial statements, as to which the date is March 16, 2020, relating to the financial statements of The Dun & Bradstreet Corporation, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 25, 2021